Exhibit 5.1

June 12, 2026

Nexentis Technologies Inc.

Pinhas Sapir St. 3, Kiryat HaMada

Ness Ziona 7403626, Israel

Re:	Nexentis Technologies Inc.

Ladies and Gentlemen:

We have acted as counsel to Nexentis Technologies Inc. (the “Company”) in connection with the Securities Purchase Agreement, dated June 12, 2026 (the “Agreement”, which definition includes all listed exhibits and schedules thereto) entered into by and between the Company and those certain investors signatory thereto, which provides for, among other things, the sale by the Company of 311,876 shares (the “Shares”) of the Company’s common stock, $0.0001 par value (the “Common Stock”).

In the above capacity, we have reviewed (i) the registration statement on Form S-3 (Registration No. 333-295100) for the registration of the Shares and other securities of the Company initially filed by the Company on April 16, 2026 with the Securities and Exchange Commission (the “Commission”) and declared effective on April 29, 2026, pursuant to the Securities Act of 1933, as amended (the “Securities Act”), including the documents filed by the Company pursuant to the Securities Exchange Act of 1934, as amended, and incorporated by reference therein (the “Incorporated Documents”), and the information deemed to be a part of the registration statement pursuant to Rule 430B under the Securities Act (the “Registration Statement”), (ii) the prospectus, dated April 29, 2026 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement, (iii) the prospectus supplement, which will be filed in connection with a takedown from the Registration Statement (the “Prospectus Supplement” and, together with the Base Prospectus and the Incorporated Documents, the “Prospectus”), relating to the offering of the Shares, (iv) an executed copy of the Agreement, (v) the Certificate of Incorporation of the Company, as amended to date, (vi) the Amended and Restated By-laws of the Company, as amended to date, and (vii) certain resolutions of the Board of Directors of the Company relating to the offering of the Shares (the “Board Resolutions”).

In addition to the examination outlined above, we have conferred with various officers of the Company and have ascertained or verified, to our satisfaction, such additional facts as we deemed necessary or appropriate for the purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the genuineness of all signatures on documents reviewed by us and the legal capacity of natural persons.

The opinions expressed herein are limited to the corporation laws of the State of Nevada and, to the extent relevant to the opinions expressed herein, the laws of the State of New York. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold against payment therefor in accordance with the Agreement, Registration Statement and Prospectus Supplement, will be validly issued, fully paid and non-assessable.

We hereby consent to the references to our firm in the Prospectus Supplement and to the filing of this opinion by the Company as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Greenberg Traurig, P.A.